Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-260657) of Shell Midstream Partners, L.P. of our report dated February 16, 2022, with respect to the financial statements of Amberjack Pipeline Company LLC included in this Annual Report (Form 10-K) of Shell Midstream Partners, L.P. for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Houston, Texas
February 24, 2022